EXHIBIT 99.1

Cardtronics Announces Second Quarter 2007 Financial Results

HOUSTON, Aug. 10, 2007 (PRIME NEWSWIRE) -- Cardtronics, Inc. ("Cardtronics" or the "Company"), the world's largest owner/operator of ATMs, today announced its financial results for the quarter ended June 30, 2007.

SECOND QUARTER RESULTS

Financial Information

For the second quarter of 2007, revenues totaled $77.2 million, representing a 5.3% increase over the $73.3 million in revenues recorded during the second quarter of 2006. This year-over-year increase was primarily attributable to the Company's focus on growth in its United Kingdom operations, which generated incremental ATM operating revenues as a result of additional ATM deployments and higher withdrawal transactions per ATM when compared to the same period in 2006. Additionally, revenues from the Company's United Kingdom operations were impacted by favorable foreign currency exchange rates during the period when compared to the same period last year. The increased revenues in the United Kingdom were partially offset by lower revenues from the Company's domestic operations, which experienced a slight year-over-year decline in ATM operating revenues as a result of a decrease in the average number of transacting ATMs operating within the United States (primarily on the merchant-owned side of the business).

The Company's adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA"), which represents EBITDA adjusted for certain items as allowed for by the Company's bank credit facility, totaled $12.4 million for the second quarter of 2007, representing a 9.5% decrease from the $13.7 million in adjusted EBITDA for the same period in 2006. This year-over-year decline was primarily attributable to the Company's domestic operations, which incurred (i) higher selling, general, and administrative costs associated with certain business development initiatives (such as the startup of the Company's in-house transaction processing operation and the strengthening of its bank branding marketing efforts); (ii) higher administrative costs associated with the Company's ongoing public company reporting requirements, including the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"); and (iii) higher vault cash costs due to increased vault cash balances necessary to service higher average per-transaction cash withdrawal amounts experienced during the period. Additionally, the Company's domestic operations experienced a year-over-year decline in ATM operating revenues as a result of the aforementioned decrease in the average number of transacting ATMs operating within the United States. The lower year-over-year results from the Company's domestic operations were partially offset by an increase in adjusted EBITDA from its United Kingdom operations, which resulted from our focus on growth in that portion of the Company's business.

Adjusted EBITDA is a non-GAAP measure of financial performance. The Company is required by the terms of its bank credit facility to comply with certain covenants that are based on it.

The Company recorded a net loss for the second quarter of 2007 of $5.6 million, which compares to net income of $0.8 million for the same period in 2006. The 2006 quarterly results include $1.1 million ($0.7 million net of tax) in other income related to a contract termination payment received from one of the Company's merchant customers. Such payment has been excluded from adjusted EBITDA. The 2007 net loss amount reflects the aforementioned increase in selling, general, and administrative costs and vault cash costs, as well as higher depreciation expense amounts associated with additional ATM deployments in the United Kingdom and Mexico and incremental development costs associated with the Company's in-house processing conversion efforts. Additionally, the 2007 net loss amount also reflects a charge recorded in the income tax provision line to reserve for a portion of the Company's existing tax benefit amounts. The Company is not a cash taxpayer for U.S. Federal income tax purposes.

Key Statistics

Average transacting ATMs for the second quarter of 2007 totaled 25,484, which represents a decrease of 1.1% when compared to the 25,756 average transacting ATMs during the same period in 2006. This decrease was primarily due to the year-over-year decline in the average number of lower-transacting, lower-margin merchant-owned ATMs operating within the United States (as discussed above), the majority of which was offset by ATM growth in the United Kingdom and Mexico. Cash withdrawal transactions in the second quarter of 2007 increased 4.8% to 33.0 million from 31.5 million during the same period in 2006. This increase was primarily due to higher withdrawal transactions associated with the Company's United Kingdom and Mexico operations, which were offset somewhat by lower year-over-year withdrawal transactions in the United States as a result of the aforementioned decline in the Company's merchant-owned ATM base.

Average cash withdrawal transactions per ATM per month during the second quarter of 2007 increased 5.9% to 432 from 408 during the same period in 2006, and average revenues per ATM per month in the second quarter of 2007 increased 6.4% to $967 from $909 in the same period in 2006. These increases were due to increased activity in the Company's United Kingdom operations, which have higher average transaction volumes than the Company's domestic operations. Capital expenditures during the quarter totaled $10.1 million.

SIX MONTH RESULTS

Financial Information

Revenues totaled $151.8 million for the six months ended June 30, 2007, representing a 6.6% increase over the $142.4 million in revenues recorded during the first six months of 2006. As was the case with the Company's quarterly results, the year-over-year increase in revenues was primarily attributable to an increase in ATM operating revenues from our focus on growth in our United Kingdom operations as well as an increase in ATM operating revenues associated with the Company's Mexico operations, which also resulted from additional ATM deployments. The increased revenues in the Company's international operations were partially offset by lower revenues from the Company's domestic operations as a result of the aforementioned decrease in the average number of transacting ATMs operating within the United States.

The Company's adjusted EBITDA totaled $24.3 million for the six months ended June 30, 2007, representing a 3.6% decline from the $25.2 million in adjusted EBITDA for the same period in 2006. Consistent with the quarterly decline, the decrease in EBITDA for the six months ended June 30, 2007 was due to lower year-over-year results of the Company's domestic operations, which were partially offset by an increase in adjusted EBITDA from the United Kingdom operations.

The Company incurred a net loss of $9.0 million for the six months ended June 30, 2007, which compares to a net loss of $2.4 million for the same period in 2006. The 2007 net loss amount reflects the aforementioned incremental selling, general, and administrative costs; higher depreciation expense amounts associated with the Company's ongoing Triple-DES ATM upgrade and replacement program and the additional ATM deployments in the United Kingdom and Mexico; incremental development costs associated with the Company's in-house processing conversion efforts; and higher income taxes due to the aforementioned reserve. In addition to the $1.1 million in other income related to a contract termination payment received (discussed above), the 2006 net loss amount includes a $2.8 million (pre-tax) impairment charge related to a previously acquired domestic ATM portfolio.

Key Statistics

Average transacting ATMs for the six months ended June 30, 2007 totaled 25,348, which represents a decrease of 2.4% when compared to the 25,983 average transacting ATMs during the same period in 2006. This decrease was primarily due to a year-over-year decline in the average number of transacting ATMs operating within the United States (as discussed above), which was somewhat offset by ATM growth in the United Kingdom and Mexico. Cash withdrawal transactions during the six months ended June 30, 2007 increased 4.4% to 64.2 million from 61.5 million during the same period in 2006. This increase was due to higher withdrawal transactions associated with the Company's United Kingdom and Mexico operations, which were partially offset by lower year-over-year withdrawal transactions in the United States as a result of the aforementioned decline in merchant-owned ATMs.

Average cash withdrawal transactions per ATM per month during the six months ended June 30, 2007 increased 7.1% to 422 from 394 during the same period in 2006, and average revenues per ATM per month for the six months ended June 30, 2007 increased 9.1% to $957 from $877 in the same period in 2006. These increases were primarily due to increased activity associated with the Company's focus on growth in its United Kingdom operations as well as additional growth in the Company's domestic bank and network branding programs. Capital expenditures during the six months totaled $24.0 million.

"Our year-to-date results were in-line with where we expected them to be," commented Jack Antonini, Chief Executive Officer of Cardtronics. "As previously communicated, we anticipated that our results for the first half of the year would be somewhat lower than what we saw in 2006 because of our decision to make investments in certain strategic initiatives. That said, we are pleased with the progress we made during the second quarter with respect to our branding and in-house processing conversion efforts, which we believe are two initiatives that are critical to the future growth of our U.S. operations. Internationally, we continued to see strong growth in both our United Kingdom and Mexico operations, which we expect will be a continuing trend throughout the remainder of the year, particularly in the United Kingdom. Finally, we are truly excited about our recent acquisition of the 7-Eleven ATM and Vcom portfolio and believe there are numerous growth opportunities available to us as a result of this acquisition."

KEY HIGHLIGHTS

Recent highlights include the following:

 * The acquisition of the ATM portfolio of 7-Eleven(r), Inc. in July, which added 5,500 high-volume ATMs and Vcom units to the Company's portfolio, making Cardtronics the largest ATM network in the world.
   This acquisition also provides the Company with the opportunity to participate in the advanced kiosk-based financial services market within the U.S. through the 2,000 Vcom units acquired.  In addition to traditional ATM services, these Vcom units are capable of providing more sophisticated financial services, including check-cashing, money-transfer, bill payment services, and 24-hour per day availability of off-premise deposits through electronic imaging.

 * The signing of nine additional bank branding agreements with seven financial institutions to brand in excess of 1,300 ATMs.

 * Net growth during the quarter of over 175 machines, or 12.0%, in its high-volume United Kingdom ATM fleet, representing a
   substantial increase in the Company's growth rate in this important market.

 * The successful rollout of approximately 200 additional ATMs in
   Mexico, the majority of which were deployed under our long-term agreement with OXXO.  Additionally, the Company plans to expand its Allpoint surcharge-free network to include its Mexico ATMs by the first quarter of 2008.

 * The conversion of over 2,800 additional company-owned ATMs to the
   Company's in-house transaction processing switch, bringing the total number of machines for which the Company is processing transactions to over 5,900.

 * The issuance of $100.0 million of 91/4% senior subordinated notes due 2013 - Series B in a private placement offering in July to finance a portion of the 7-Eleven ATM Transaction.

 * The amendment of the Company's credit facility in July, which, among other things, increased its borrowing capacity to finance the remaining portion of 7-Eleven ATM Transaction, further increased the amount of capital expenditures that the Company can incur on an annual basis, and reduced interest spreads.

 * The execution of a settlement agreement related to the class action lawsuit against the Company by the National Federation of the
   Blind.

GUIDANCE FOR 2007

As a result of its acquisition of the ATM portfolio of 7-Eleven(r), the Company has revised its guidance for fiscal year 2007. The Company currently expects revenues of $370.0 to $390.0 million, gross profits of $87.0 to $92.0 million, and adjusted EBITDA of $62.0 to $66.0 million for the year ending December 31, 2007. These amounts exclude revenues and losses associated with the acquired Vcom operations. The Company anticipates that the losses from the operation of the Vcom units will range from $4.0 million to $6.0 million for the remainder of the year. As previously communicated, the Vcom units have historically generated operating losses. In the event the Company is unable to improve the acquired Vcom operating results and incurs cumulative operating losses of $10.0 million associated with providing such services, the Company's current intent is to eliminate these losses by terminating the Vcom Services and utilize the Vcom machines to provide traditional ATM services. Finally, capital expenditures are expected to total approximately $60.0 million in 2007, net of minority interest.

NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA is not intended to represent cash flows from operations as defined by GAAP in the United States and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. Adjusted EBITDA, as presented herein, is calculated in the manner similar to that in our bank credit facility and, as such, is not comparable to other similarly titled captions of other companies. The Company believes that referencing Adjusted EBITDA will be helpful to investors, as we believe it is used by the lenders under our bank credit facility in their evaluation of the Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. They include, among other things, trends within the ATM industry; proposed new programs and initiatives; expectations that regulatory developments or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements, including risks and uncertainties relating to reliance on third parties for cash management services; increased regulation and regulatory uncertainty; trends in ATM usage; decreases in the number of ATMs we can place with our top merchants; increased industry competition; our ability to continue to execute our growth strategies; risks associated with the acquisition and integration of other ATM networks, including the 7-Eleven ATM portfolio acquisition; risks associated with the conversion of ATMs to our in-house processing platform; changes in interest rates; declines in, or system failures that interrupt or delay, ATM transactions; changes in the ATM transaction fees we receive; changes in ATM technology; changes in foreign currency rates; and general and economic conditions in the markets in which we conduct our operations.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which, such performance or results will be achieved. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

ABOUT CARDTRONICS

Headquartered in Houston, Texas, Cardtronics is the world's largest owner/operator of ATMs. We operate approximately 31,000 ATMs and have locations in every major U.S. market, at approximately 1,700 locations throughout the UK, and over 700 locations in Mexico. Major merchant-clients include 7-Eleven(r), A&P(r), Albertson's(r), BP(r) Amoco, Chevron(r), Costco(r), CVS(r)/pharmacy, Duane Reade(r), ExxonMobil(r), Hess Corporation(r), Rite Aid(r), Sunoco(r), Target(r), and Walgreens(r). Cardtronics also works closely with financial institutions across the United States, including HSBC(r), JPMorgan Chase(r), Sovereign Bank(r), and Wachovia(r), to place their brands on Cardtronics-owned and operated ATMs at major merchant locations. These branded ATMs provide surcharge-free cash access for the financial institution's customers while also increasing brand awareness for the financial institutions. For more information about Cardtronics, please visit http://www.cardtronics.com/.

The Cardtronics logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=991

                  Cardtronics, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
           Three and Six Months Ended June 30, 2007 and 2006
                            (in thousands)
                              (unaudited)

                          Three Months Ended      Six Months Ended
                               June 30,               June 30,
                        ---------------------   ---------------------
                           2007        2006        2007       2006
                        ---------   ---------   ---------   ---------
 Revenues:
 ATM operating revenues $  73,964   $  70,246   $ 145,620   $ 136,655
 ATM product sales and
  other revenues            3,275       3,008       6,137       5,740
                        ---------   ---------   ---------   ---------
   Total revenues          77,239      73,254     151,757     142,395
 Cost of revenues:
 Cost of ATM operating
  revenues                 56,344      52,406     111,080     102,945
 Cost of ATM product
  sales and other
  revenues                  3,288       2,478       6,085       5,037
                        ---------   ---------   ---------   ---------
   Total cost of
    revenues               59,632      54,884     117,165     107,982
   Gross profit            17,607      18,370      34,592      34,413
 Operating expenses:
 Selling, general and
  administrative
  expenses:
   Stock-based
    compensation              218         238         424         360
   Other selling,
    general and
    administrative
    expenses                6,702       4,822      12,940       9,538
 Depreciation and
  accretion expense         5,182       4,641      11,580       8,858
 Amortization expense       2,372       2,331       4,858       7,347
                        ---------   ---------   ---------   ---------
   Total operating
    expenses               14,474      12,032      29,802      26,103
 Income from operations     3,133       6,338       4,790       8,310
 Other (income) expense:
 Interest expense, net      6,000       5,657      11,892      11,322
 Amortization and
  write-off of deferred
  financing costs and
  bond discount               360         337         716       1,214
 Minority interest in
  subsidiary                   --         (49)       (112)        (57)
 Other (income) loss          478        (854)        359        (657)
                        ---------   ---------   ---------   ---------
   Total other expense      6,838       5,091      12,855      11,822
 Income (loss) before
  income taxes             (3,705)      1,247      (8,065)     (3,512)
 Income tax provision
  (benefit)                 1,910         478         937      (1,157)
                        ---------   ---------   ---------   ---------
 Net (loss) income      $  (5,615)  $     769   $  (9,002)  $  (2,355)
                        =========   =========   =========   =========

                  Cardtronics, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets
               As of June 30, 2007 and December 31, 2006
                            (in thousands)
                              (unaudited

                                   June 30, 2007    December 31, 2006
                                   -------------    -----------------
 Assets
 Current assets:
 Cash and cash equivalents          $    1,836         $    2,718
 Accounts and notes receivable, net     13,842             14,891
 Inventory                               6,849              4,444
 Prepaid, deferred costs, and other
  current assets                        13,049             16,334
                                    ----------         ----------
   Total current assets                 35,576             38,387
 Property and equipment, net            98,280             86,668
 Intangible assets, net                 62,849             67,763
 Goodwill                              171,292            169,563
 Prepaid and other assets                5,591              5,375
                                    ----------         ----------
   Total assets                     $  373,588         $  367,756
                                    ==========         ==========

 Liabilities and Stockholders'
  Deficit
 Current liabilities:
 Current portion of long-term debt  $      398         $      194
 Current portion of other long-term
  liabilities                            2,084              2,501
 Accounts payable and other accrued
  and current liabilities               52,333             51,256
                                    ----------         ----------
   Total current liabilities            54,815             53,951

 Long-term liabilities:
 Long-term debt, net of current
  portion                              263,309            252,701
 Deferred tax liability, net             8,641              7,625
 Other long-term liabilities and
  minority interest in subsidiary       13,530             14,053
                                    ----------         ----------
   Total liabilities                   340,295            328,330
 Redeemable preferred stock             76,727             76,594
 Stockholders' deficit                 (43,434)           (37,168)
                                    ----------         ----------
   Total liabilities and
    stockholders' deficit           $  373,588         $  367,756
                                    ==========         ==========

                  Cardtronics, Inc. and Subsidiaries
                         Key Operating Metrics
           Three and Six Months Ended June 30, 2007 and 2006
                              (unaudited)

                        Three Months Ended         Six Months Ended
                              June 30,                 June 30,
                       ----------------------  ----------------------
                          2007        2006        2007        2006
                       ----------  ----------  ----------  ----------
 Average number of
  transacting ATMs         25,484      25,756      25,348      25,983
 Monthly withdrawal
  transactions per ATM        432         408         422         394
 Total withdrawal
  transactions         33,044,274  31,519,243  64,223,913  61,493,213
 Total transactions    48,726,411  42,954,753  93,175,628  83,781,683

 Per ATM amounts
  (per month):
   Operating revenues  $      967  $      909  $      957  $      877
   Operating expenses         737         678         730         660
                       ----------  ----------  ----------  ----------
 ATM operating gross
  profit               $      230  $      231  $      227  $      217
                       ==========  ==========  ==========  ==========

 ATM operating gross
  margin                     23.8%       25.4%       23.7%       24.7%

 Adjusted per ATM
  amounts (per month):
   Operating revenues  $      967  $      909  $      957  $      877
   Operating
    expenses (1)              725         678         719         660
                       ----------  ----------  ----------  ----------
 Adjusted ATM operating
  gross profit         $      242  $      231  $      238  $      217
                       ==========  ==========  ==========  ==========

 Adjusted ATM operating
  gross margin               25.0%       25.4%       24.9%       24.7%

 Capital expenditures,
  excluding
  acquisitions (000s)  $   10,138  $    7,147  $   24,045  $   11,233

 (1) Amounts reflect the same operating expense adjustments as those used to calculate adjusted EBITDA.

                  Cardtronics, Inc. and Subsidiaries
       Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
           Three and Six Months Ended June 30, 2007 and 2006
                            (in thousands)
                              (unaudited)

                          Three Months Ended      Six Months Ended
                               June 30,                June 30,
                        ---------------------   --------------------
                           2007        2006        2007        2006
                        ---------   ---------   ---------   ---------
 Net (loss) income      $  (5,615)  $     769   $  (9,002)  $  (2,355)
 Interest expense
  (including amortization
   and write-offs of
   deferred financing
   costs and bond
   discount)                6,360       5,994      12,608      12,536
 Income tax provision
  (benefit)                 1,910         478         937      (1,157)
 Depreciation and
  accretion expense         5,182       4,641      11,580       8,858
 Amortization expense       2,372       2,331       4,858       7,347
                        ---------   ---------   ---------   ---------
 EBITDA                    10,209      14,213      20,981      25,229
 Stock compensation
  expense (includes
  amounts reflected in
  cost of ATM
  operating revenues)         233         254         455         380
 Acquisition related
  transition costs             71          29         144         110
 Other (income) loss (a)      478        (854)        359        (657)
 Minority interest             90          (8)         85          --
 Other adjustments (b)      1,329          21       2,236          91
                        ---------   ---------   ---------   ---------
 Adjusted EBITDA        $  12,410   $  13,655   $  24,260   $  25,153
                        =========   =========   =========   =========

  (a) Other (income) loss for the three months ended June 30, 2007, consists primarily of $0.5 million in losses on the disposal of fixed assets during the period.  Other income (loss) for the six months ended June 30, 2007, includes $1.0 million in losses on the disposal of fixed assets, which was partially offset by $0.6 million in gains on the sale of equity securities awarded to the
     Company pursuant to the bankruptcy plan of reorganization of
     Winn-Dixie Stores, Inc., one of the Company's merchant customers.
     Both the losses associated with the asset disposals and the bankruptcy proceeds have been excluded from the calculation of
     Adjusted EBITDA, as shown above.

 (b) Other adjustments for the three and six month periods ended
     June 30, 2007 consist primarily of $0.7 million and $1.2 million, respectively, of costs incurred related to the Company's efforts to convert its ATM portfolio over to its in-house transaction processing switch; $0.2 million and $0.4 million, respectively, of inventory adjustments related to our Triple-DES upgrade efforts; and $0.5 million and $0.7 million, respectively, of costs related to litigation settlements.

CONTACT:  Cardtronics, Inc.
          J. Chris Brewster, Chief Financial Officer
            281-892-0128
            cbrewster@cardtronics.com
          Tres Thompson, Chief Accounting Officer
            281-892-0137
            tthompson@cardtronics.com